855 Putnam AZ Tax Exempt
05/31/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $2,255.

72DD1 (000s omitted)

Class A		4,036
Class B	 	729

72DD2 (000s omitted)

Class M		46

73A1

Class A		0.3632
Class B		0.3021

73A2
Class M 		0.3357

74U1 (000s omitted)

Class A		10,000
Class B		2,048

74U2 (000s omitted)

Class M		139

74V1

Class A		9.10
Class B		9.09

74V2

Class M		9.11